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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4 - STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person:
   Boyle, Edward J.
   Two NorthShore Center
   Pittsburgh, PA  15212

2. Issuer Name and Ticker or Trading Symbol:
   Matthews International Corporation - MATW

3. IRS Identification Number of Reporting Person (Voluntary):

4. Statement for Month/Day/Year:
   February 28, 2003

5. If Amendment, Date of Original (Month/Day/Year):

6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
   ( ) Director      (X) Officer      ( ) 10% Owner      ( ) Other
                        (title below)                       (specify below)
   Chief Financial Officer

7. Individual or Joint/Group Filing (Check Applicable Line):
   (X) Form filed by one Reporting Person
   ( ) Form filed by more than one Reporting Person

|----------------------------------------------------------------------------------------------------------------------|
| Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                     |
|----------------------------------------------------------------------------------------------------------------------|
|1. Title of Security  |2. Trans- |3. Trans-|4. Securities Acquired (A)  |5. Amount of     |6. Owner-   |7. Nature of  |
|                      |  action  |  action |   or Disposed of (D)       |   Securities    |  ship Form:|   Indirect   |
|                      |  Date    |  Code   |                            |   Beneficially  |  Direct(D) |   Beneficial |
|                      | (Month/  |         |                            |   Owned at      |  or In-    |   Ownership  |
|                      |  Day/    |---------|----------------------------|   End of Period |  direct(I) |              |
|                      |  Year)   |Code | V |    Amount    |A/D|  Price  |                 |            |              |
|----------------------------------------------------------------------------------------------------------------------|
|                      |          |     |   |              |   |         |                 |            |              |
|Class A Common Stock  | 02/27/03 |  M  |   |   24,000     | A | $10.70  |                 |            |              |
|----------------------------------------------------------------------------------------------------------------------|
|Class A Common Stock  | 02/27/03 |  M  |   |   19,900     | A | $13.84  |                 |            |              |
|----------------------------------------------------------------------------------------------------------------------|
|Class A Common Stock  | 02/27/03 |  S  |   |   36,000     | D | $23.02  |                 |            |              |
|----------------------------------------------------------------------------------------------------------------------|
|Class A Common Stock  | 02/28/03 |  S  |   |    7,900     | D | $22.95  |     73,000      |     D      |              |
|----------------------------------------------------------------------------------------------------------------------|


|---------------------------------------------------------------------------------------------------------------------------------|
| Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                 |
|---------------------------------------------------------------------------------------------------------------------------------|
|1. Title of    |2.        |3.      |4.      |5. Number of|6. Date Exer-    |7. Title and         |8.    |9. Number |10.   |11.   |
|   Derivative  | Conver-  | Trans- | Trans- | Derivative |   cisable and   |   Amount of         |Price |of Deriva-|Owner-|Nature|
|   Security    | sion or  | action | action | Securities |   Expiration    |   Underlying        |of    |tive      |ship  |of In-|
|               | Exercise | Date   | Code   | Acquired(A)|   Date (Month/  |   Securities        |Deri- |Securities|Form  |direct|
|               | Price of |(Month/ |        | or Dis-    |   Day/Year)     |---------------------|vative|Benefi-   |at End|Bene- |
|               | Deriva-  | Day/   |        | posed of(D)|-----------------|            |Amount  |Secu- |ficially  |of    |ficial|
|               | tive     | Year)  |--------|------------| Date   | Expir- |            |or Num- |rity  |Owned at  |Month |Owner-|
|               | Security |        |    |   |            | Exerci-| ation  |            |ber of  |      |End of    |      |ship  |
|               |          |        |Code| V | Amount |A/D| sable  | Date   | Title      |Shares  |      |Period    |      |      |
|---------------------------------------------------------------------------------------------------------------------------------|
|               |          |        |    |   |        |   |        |        |            |        |      |          |      |      |
|Employee Stock |          |        |    |   |        |   |        |        |Class A     |        |      |          |      |      |
| Option        | $10.70   |02/27/03| M  |   | 24,000 | D |12/02/00|12/02/07|Common Stock| 24,000 |$10.70|   -      |      |      |
|---------------------------------------------------------------------------------------------------------------------------------|
|Employee Stock |          |        |    |   |        |   |        |        |Class A     |        |      |          |      |      |
| Option        | $13.84   |02/27/03| M  |   | 19,900 | D |11/16/01|11/16/08|Common Stock| 19,900 |$13.84|  10,100  |  D   |      |
|---------------------------------------------------------------------------------------------------------------------------------|
|               |          |        |    |   |        |   |        |        |            |        |      |          |      |      |
|               |          |        |    |   |        |   |        |        |            |        |      |          |      |      |
|---------------------------------------------------------------------------------------------------------------------------------|
|               |          |        |    |   |        |   |        |        |            |        |      |          |      |      |
|               |          |        |    |   |        |   |        |        |            |        |      |          |      |      |
|---------------------------------------------------------------------------------------------------------------------------------|
|               |          |        |    |   |        |   |        |        |            |        |      |          |      |      |
|               |          |        |    |   |        |   |        |        |            |        |      |          |      |      |
|---------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:







Edward J. Boyle	                            	   03/03/2003
-----------------------------                      ----------
Signature Of Reporting Person                      Date